Calculation of Filing Fee Tables
S-3
Biohaven Ltd.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Shares, no par value	457(r)	1,872,874	$ 37.75	$ 70,700,993.50	0.0001476	$ 10,435.47
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 70,700,993.50		$ 10,435.47
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 10,435.47
Offering Note
[1]	This registration fee table shall be deemed to update the "Calculation of Filing Fee Tables" in the Company's Registration Statement on Form S-3ASR (File No. 333-274822) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(r) of the Securities Act of 1933, as amended, and based upon the average of the high and low sales price of a share of the Registrant's common shares, as reported by the New York Stock Exchange on August 13, 2024.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $70,700,993.50. The prospectus is a final prospectus for the related offering.
The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.